Exhibit 99.1

Blue Capital Comments on Impact of Natural Catastrophes on Fourth Quarter Results

HAMILTON, Bermuda — December 11, 2018 — Blue Capital Reinsurance Holdings Ltd. (NYSE:BCRH); (“Blue Capital”) today announced that its fourth quarter results would be impacted by catastrophe losses currently estimated at $17.0 million dollars, which include losses related to Hurricane Michael, which made landfall in Florida in October 2018, as well as the 2018 California wildfires. The estimated losses are net of reinsurance and reinstatement premiums. Based on our current estimates for these events, the year-end 2018 fully converted book value per common share is expected to be between $11.25 and $12.00.

The Company’s loss estimates have been derived from the utilization of proprietary catastrophe modeling, standard industry models, an in-depth review of in-force contracts and initial indications from clients and brokers. The Company’s actual losses may ultimately differ materially from estimated losses due to the nature of the risks assumed, the complexity of the assessment of damages and the limited number of reported claims received to date.

About Blue Capital

Blue Capital Reinsurance Holdings Ltd., through its operating subsidiaries, offers collateralized reinsurance in the property catastrophe market, leveraging underwriting expertise and infrastructure from established resources. Underwriting decisions, operations and other management services are provided to Blue Capital by Blue Capital Management Ltd., a subsidiary of Sompo International Holdings Ltd. (a wholly owned subsidiary of Sompo Holdings, Inc.), a recognized global specialty provider of property and casualty insurance and reinsurance and a leading property catastrophe and short tail reinsurer since 2001.

Contact

Investor Relations

Phone: +1 441 278 0988

Email: investorrelations@Sompo-intl.com

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